Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-64302, 333-104071, 333-118992, 333-123364, 333-132492, 333-141264, 333-149756, 333-157964, and 333-159753 ) of MoSys, Inc. of our report dated August 19, 2009, with respect to the consolidated financial statements of Prism Circuits, Inc. as of December 31, 2008 and for the year then ended which appears in the Current Report on Form 8-K/A of MoSys, Inc. dated August 19, 2009.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

August 19, 2009